                                                                EXHIBIT 10(v)


                        AMERICAN BANKERS INSURANCE GROUP
                        EXECUTIVE COMPENSATION AGREEMENT


This agreement is hereby entered into between American Bankers Insurance Group, Inc., a corporation organized under the laws of Florida (hereinafter the
"Corporation") and                                    (hereinafter "Employee").

In consideration of the mutual covenants set forth herein, the parties to this contract agree as follows:

     1.     Definitions

            As used herein, the term:

            (a) "Merged" or "Sold" shall mean the consummation of any transaction or series of transactions in which a person or group of related or affiliated persons obtains ownership of stock of the Corporation sufficient to exercise control over the operations of the Corporation and such person or group does not presently have the ability to exercise such control. Such a merger or sale shall be deemed to have taken place if:

                  (i) a tender offer or series of offers has been made to and accepted by 50 percent or more of the Corporation's stockholders; or

                  (ii) a transfer of stock has occurred which is sufficient to allow the new purchaser (or group of related or affiliated purchasers) to elect a majority of directors other those proposed by the management of the Corporation.

                  (ii) a majority of the Board of Directors of the Corporation is replaced in any one year; or

                  (iv) a merger or reorganization is consummated which results in existing shareholders of the Corporation owning less than 50 percent of the voting stock of the corporation acquiring the Corporation (or, if the Corporation is the acquiring corporation, results in existing shareholders of the Corporation owning less than 50 percent of the voting stock of the Corporation); or

                  (v) more than 50 percent of the assets of the Corporation are sold.

While a merger or sale shall be deemed to have taken place in the circumstances described in (i) through (v) above, these circumstances shall not be construed to be exclusive but rather as examples of circumstances described in the first sentence of this subparagraph 1. (a).

          (b) "Current Annual Salary" shall mean the total amount of salary (excluding any bonus or deferred compensation) to which Employee was entitled during the last twelve months prior to the Triggering Event, as defined in paragraph 3. If Employee was not employed full-time by the Corporation for the full twelve months before the Triggering Event, then his Current Annual Salary shall be the total amount of salary to which Employee was entitled in the last consecutive or nonconsecutive twelve months of full time employment by the Corporation prior to the Triggering Event.

          (c) "Retirement" shall mean termination of employment with the Corporation at or after attainment of age 65.

          (d) "Termination for convenience of the Corporation" shall mean termination of employment at the behest of the Corporation, whether by dismissal or by requested resignation, but shall not include termination for cause or an unsolicited voluntary resignation. A decrease in Employee's salary for any year to a level which is less than eighty (80) percent of his salary for any prior year shall, if Employee resigns after such decrease, be deemed a termination for the convenience of the Corporation.

          (e) "Termination for cause" shall, as defined herein and solely for purposes of this agreement, mean termination of employment for reasons of abuse of alcohol or drugs, or the like; or such illness, disability, or personal family problems as preclude Employee from rendering satisfactory services for a period of three months or more.

          (f) "Termination for malfeasance" shall mean termination of employment for reasons of fraud, misappropriation, embezzlement, or other malfeasance.

          (g) "Net Portfolio Rate" of the Corporation shall mean the rate of return on new investments of American Bankers Life, Assurance Company for the year in which the Triggering Event with respect to the Employee occurs, net of all federal, state or local taxes applicable to income from such investments.

          (h)      "He" or "his" shall include "she" or "her," respectively.

2.    Obligations of Employee

      Employee agrees to continue to serve the Corporation in the capacity held by him on the date of this agreement, or in such capacity as may from time to time be mutually agreed, until the first occurrence of a Triggering Event, devoting his full time and best efforts to the needs and interests of the Corporation.

3.    Obligations of Corporation

      Upon the first occurrence of any of the following conditions (hereinafter called "Triggering Events", the Corporation agrees to pay the amount specified in this paragraph (hereinafter called the "Designated Amount"), in addition to any other compensation otherwise owing, in accordance with the provisions of paragraphs 4 and 5 hereof:

      (a) If, while the Employee is employed by the Corporation, the Corporation is Merged or Sold, the Designated Amount shall be an amount equal to twice the Employee's Current Annual Salary. In any such merger or sale, the Corporation agrees to ensure that the surviving company or the purchaser assumes the obligation to pay such amount to the extent that it has not otherwise been paid.

      (b) If the Employee dies while still employed by the Corporation, the Designated Amount (to be paid to his Designated Beneficiary described in paragraph 8 below) shall be an amount equal to one and one-half the Employee's Current Annual Salary.

      (c) Upon the Retirement of the Employee, the Designated Amount shall be an amount equal to the Employee's Current Annual Salary.

      (d) If the Employee is terminated for the convenience of the Corporation but not for cause, the Designated Amount shall be an amount equal to the Employee's Current Annual Salary.

      (e) If the Employee is terminated for cause, the Designated Amount shall be an amount equal to the Employee's Current Annual Salary.

      (f) If the Employee is terminated for malfeasance or voluntarily terminates employment in circumstances other than those described in subparagraphs l(c) or (d), the Designated Amount shall be zero.

4.    Method of Payment

      The Designated Amount shall, upon the occurrence of a Triggering Event, be credited to an account on the books of the Corporation. Such account shall be for bookkeeping purposes only, and neither Employee nor his Designated Beneficiary shall have any right, title, interest or priority therein. Such account shall also be credited not less than annually with interest on the unpaid amount credited thereto at the Corporation's Net Portfolio Rate. Except as provided below, the amounts credited to such account shall be paid to Employee ore upon his death to his Designated
      Beneficiary, in        monthly installments.  Such installments, the
      precise amounts of which shall be determined in accordance with this agreement by the Planning and Compensation Committee of the Board of Directors of the Corporation (hereinafter "the Committee"), shall be as nearly equal in amount as is feasible, and shall commence on February 1 of the calendar year immediately following the year in which the Triggering Event occurs.

      At the time of entering into this agreement, Employee may, by executing the election contained in paragraph 11 hereof, elect to have any amount to which he or his Designated Beneficiary may become entitled under this agreement paid as a lump sum (rather than in monthly installments) either as soon as practical after the occurrence of the Triggering Event or on February 1 of the calendar year immediately following the year in which the Triggering Event occurs.

      If at any time, the Internal Revenue Service determines that Employee or his Designated Beneficiary are subject to federal income tax an unpaid amounts to which Employee or his Designated Beneficiary have become entitled under this agreement, and Employee or his Designated Beneficiary agree to such determination, then all such unpaid amounts shall be paid forthwith to Employee or his Designated Beneficiary.

5.    Right to Request Modification of Method of Payment

      Employee, or in the event of his death his Designated Beneficiary, may at any time request that the Corporation alter the method of payment applicable under paragraph 4 of this agreement with respect to the payment of any amounts not yet due. Any such request should be in writing, addressed to the Committee, and should specify the alteration in the otherwise applicable method of payment requested. The Committee shall have absolute discretion to determine whether to grant or deny any such request.

6.    Source of Payment

      All amounts paid hereunder shall be paid in cash from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of such amounts, nor shall the existence of any bookkeeping account with respect to such amounts be construed to imply the existence of any such separate fund or segregation of assets. Employee and his Designated Beneficiary shall have no right, title, interest, or priority whatever in or to any investments which the Corporation may make to aid it in meeting its obligations hereunder. Nothing contained in this agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and Employee or any other person. To time extent that any person acquires a right to receive payments from the Company, such right shall be no greater than the right of an unsecured creditor.

7.    Employment by Subsidiary

      For purposes of this agreement, employment with any corporation or other entity more than one-half of the ownership interest in which is held by the Corporation shall be treated as employment with the Corporation.

8.   Designated Beneficiary

     (a) Employee shall designate in a written statement delivered to the Committee the person (or persons), herein referred to as his Designated Beneficiary, entitled to receive any amounts due under this agreement in the event of Employee's death. Employee shall have the right to change his Designated Beneficiary at any time.

     (b)    Employee may name more than one person as Designated
            Beneficiary to share in such proportion as Employee elects.

     (c) Employee may name a hierarchy of persons as Designated Beneficiary, each level becoming entitled to the rights of a Designated Beneficiary only if all persons on higher levels shall predecease Employee.

     (d) If Employee fails to name a Designated Beneficiary or if all such persons predecease Employee, then upon the death of the Employee any amounts payable under this agreement shall be paid to Employee's estate in a lump sum.

     (e) If the Designated Beneficiary dies while receiving payments under an annuity payout option, then such payments shall continue to the next living level of the hierarchy described in subparagraph
            (c) of this paragraph, if any. If no such person or persons are alive, then payments shall continue to any person the Designated Beneficiary may have designated while alive. If none exists, then the balance of the account shall be paid to the estate of the Designated Beneficiary.

9. This agreement is a personal agreement, and the rights of Employee or his Designated Beneficiary hereunder may not be sold, transferred, assigned, pledged, hypothecated, or otherwise encumbered. This agreement shall be binding on and inure to the benefit of the successors and assigns of the Corporation. During Employee's lifetime the parties hereto by mutual agreement may amend, modify, or rescind this agreement without the consent of any other person.

10. If Employee voluntarily terminates his employment with the Corporation in circumstances other than those described in paragraph 1.(d) before the occurrence of a Triggering Event, all his rights hereunder shall be forfeited.

11. [Optional Election] I hereby elect in accordance with paragraph 4 of this agreement to have any amount to which I may become entitled under this agreement paid to me or to any Designated Beneficiary as a lump sum.

                             as soon as feasible after the occurrence of the
-------------------          Triggering Event or
(Employee initials)



                             on February I of the calendar year immediately
-------------------          following the year in which the Triggering
(Employee initials)          Event occurs.


In witness whereof, the parties hereto have executed
this agreement on this         day of                       , Nineteen
Hundred and Eighty-eight.


American Bankers Insurance Group, Inc.



By:
   ---------------------------------------------
                    (Title)


------------------------------------------------
                   Employee